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                                                             EXHIBIT 99.2(k)(iv)





                           EXPENSE DEFERRAL AGREEMENT

         This Agreement between SEI Absolute Return Fund, L.P., a Delaware limited partnership (the "Fund"), and SEI Investments Management Corporation, a Delaware corporation (the "Adviser"), takes effect on _________ __, ____.

                                    RECITALS

         The Adviser serves as the investment adviser of the Fund under an investment advisory agreement dated as of __________ __, _______ between the Fund and the Adviser. The Adviser has paid some of the Fund's organizational and initial offering expenses, and the Adviser and the Fund wish to define the Fund's repayment obligations.

                                    AGREEMENT

         The Fund and the Adviser therefore agree as follows:

1. Expenses. "Expenses" means the $______ that the Adviser has spent, voluntarily on behalf of the Fund, on the Fund's organizational and initial offering expenses.

2. Repayment. The Fund agrees to repay the Adviser the Expenses as follows:

         2.1. Obligation. The Adviser may send an invoice to the Fund for all or any portion of the Expenses at any time. The Fund must pay all invoices within 30 days of the invoice date.

         2.2. Exception to Obligation. The Fund is not, however, responsible for paying any portion of an invoice to the extent that the expenses of the Fund (but not including taxes and extraordinary, non-recurring and other unusual expenses), including payment of the portion of the invoice, are at an annual rate (as a percentage of the average net assets of the Fund) of more than 2.00%.

3. Termination. This Agreement terminates on the last day of the Fund's fiscal year during which the third anniversary of the Fund's commencement of operations falls. After this Agreement has terminated the Fund has no obligation to make any additional repayments of Expenses.

4.       Miscellaneous.

         4.1. Headings. The headings in this Agreement are for convenience only and do not affect the meaning or interpretation of this Agreement.

         4.2. Counterparts. This Agreement may be signed in any number of counterparts, each of which is deemed to be an original, but all of which together constitute one instrument.


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                                                      Expense Deferral Agreement


         4.3. Governing Law. This Agreement will be governed by the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision that would cause the application of the laws of any other jurisdiction.

         Signed:  ________ __, ____.

SEI ABSOLUTE RETURN FUND, L.P.            SEI INVESTMENTS MANAGEMENT CORPORATION


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By:                                       By:
Title:                                    Title:




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